WGL HOLDINGS, INC. AND SUBSIDIARIES
CODE OF CONDUCT

Introduction

WGL Holdings, Inc. and its wholly owned subsidiaries (collectively referred to as WGL Holdings or the company) conducts its business in accordance with the highest legal, ethical and professional standards, and in the spirit of fairness and mutual respect, whether dealing with customers, suppliers, regulatory bodies or the community. This Code of Conduct, which reflects the corporate policy of WGL Holdings, applies to all employees of WGL Holdings, including officers and members of the Board of Directors. WGL Holdings will continue to monitor developing laws and regulations and modify the Code of Conduct as appropriate.

Compliance with Laws

WGL Holdings conducts its business in compliance with applicable laws and regulations. Whenever there is doubt about the applicability of any specific law or regulation to WGL Holdings, the advice of the Office of General Counsel should be obtained.

Equal Opportunity

WGL Holdings is committed to reflecting diversity in the workplace, with the philosophy that it finds excellence in people from many different backgrounds. Specifically, the company strives to recruit, hire, train and promote the persons best qualified to advance WGL Holdings' business objectives, without regard to race, color, creed, age, sex, disabilities, sexual orientation or national origin. The company prohibits unlawful discrimination in its employment policies and practices. The company is committed to compliance with all federal, state and local laws and regulations regarding fair employment practices.

Workplace Safety and Employer/Employee Conduct

WGL Holdings is committed to providing its employees a safe work environment in an atmosphere of mutual respect. The company and its employees are expected to abide by federal, state and local laws that regulate work conditions, and to conduct themselves in a professional manner that promotes employee well being. Physical violence, threats, intimidation, harassment or discrimination in any form is prohibited, whether it is supervisor to subordinate, peer to peer, or subordinate to supervisor. Employees should also reference the WGL Holdings Statement of Policy on Workplace Behavior for a complete discussion of policies relating to this area.

Conflict of Interest

The company has an obligation to the public, its investors, its customers and its employees to assure the propriety of its actions is unassailable. Every employee of the company is expected to avoid placing himself or herself in any position that could result in a conflict between his or her self-interest and the interests of the company. A conflict of interest can for example, arise whenever an employee has a personal interest in a transaction affecting company business that conflicts or appears to conflict with the best interests of the company.  Employees are also prohibited from taking opportunities for themselves personally that are discovered through the use of corporate property, information or their position.

Last revised: March 1, 2016

For example, a conflict of interest would be the financial interest of an employee, or his or her immediate family (mother, father, siblings, children, and spouse) in the business of outside contractors, consultants, partners, vendors or suppliers doing business with or seeking to do business with the company, where the employee is responsible for negotiating or entering into contracts, or approving payments to these third parties. This does not extend to the ownership of securities in widely held corporations that are quoted and sold on the open market and where the volume of WGL Holdings’ current transactions with such contractor, vendor, supplier, etc., is not likely to have any immediate influence on the value of such securities. Another example of a conflict of interest would be the acquisition, directly or indirectly, by purchase, option, lease or otherwise, of real estate or other assets where it is known that the company may have an interest.

Gifts, Meals and Entertainment

Employees may receive or give customary business amenities, such as meals, provided they are associated with a business purpose, are consistent with the employee’s job duties, are reasonable in cost, and are appropriate as to time and place. Employees may not seek or accept, directly or indirectly, payments, loans, services, unreasonable discounts, excessive or frequent entertainment and travel, or gifts of a frequent or extravagant nature, from any individual or from the representative of any business concern doing or seeking to do business with the company. Under no circumstances may an employee give or receive a gift of money.

Under certain circumstances, invitations to functions that involve travel or overnight stays may be in the best interest of the company. Participation in these functions must be fully documented and approved in writing by the appropriate business unit head prior to their occurrence. Whenever there is doubt about the propriety of a specific function, the advice of the Department Head–Internal Audit should be obtained.

Examples of unreasonable gifts or entertainment would be a free trip to a vacation resort provided by a contractor/vendor with no apparent business purpose, or job-related training provided by a contractor/vendor that is held in an exotic location when the same or similar training can be provided locally.

Loans and Credit Extensions

Officers and directors are prohibited from receiving personal loans or extensions of credit from the company, except for those loans or extensions of credit that the company would ordinarily make available to the public.

Outside Employment

Outside employment or other activities that detract from an employee’s performance or activities that could be detrimental to the company’s best interest are prohibited. Active employees may not engage in work for another business (including, but not limited to self-employment, employment by or through a company contractor or other employer, or consulting work) performing work at the request or for the benefit of WGL Holdings. However, employees may work for a WGL Holdings’ trade associate to provide services to customers of the trade associate.

Commissioned outside sales employees may not engage in commissioned outside sales work for another business. WGL Holdings’ employees may not sell or install products or provide services in competition with WGL Holdings. In addition, employees may not use their position or relationships with customers and other employees to develop work or leads for any other business with which the employee or his or her immediate family has any financial interest or employment arrangement, or any business in direct competition with WGL Holdings’ (including, but not limited to referrals and distribution of advertisements). Use of company vehicles, materials and tools to perform work for another business is prohibited, unless supplied to the other business by WGL Holdings. Employees may not wear any part of any WGL Holdings uniform or clothing bearing the company name and/or logo while working for another business, or identify themselves as company employees to customers of another business.

Employees may not engage in any work for another business on company time. Time spent by employees working (including driving time) for another business must not conflict with time spent working for WGL Holdings. Any employee that possesses a commercial driver’s license must comply with all applicable regulations and must maintain sufficient driving time to perform all regular scheduled WGL Holdings’ work and such measure of overtime as the company may require.

Use of Company Property, Services, Manpower and Other Assets

The company emphasizes the preservation of its property, services, manpower and other assets for use by WGL Holdings. Company property includes, but is not limited to company equipment, computer hardware and software, vehicles, tools, tickets to sporting or entertainment events, materials and supplies. Employees will be held accountable for safeguarding company property from unauthorized use, loss, damage or destruction.

By this policy, the company directs its employees to use company property, services, manpower and other assets for company business and not for: 1) personal gain or benefit, 2) soliciting or conducting private business activities, 3) advancement of individual views as corporate opinions, or 4) non-company supported charitable endeavors. However, the company does permit personal use of trivial resources so long as it does not adversely affect employee productivity, is not removed from company premises solely for personal reasons, and does not preempt any business activity.

Improper Payments

The use of WGL Holdings funds for any unlawful purpose or in violation of stated company policies is not permitted. No bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual, organization, government, political party, or other entity or representative thereof, for any reason. All requests for disbursements of company funds shall be accompanied by adequate documentation that clearly describes the expenditure's business purpose.

Confidential Information

All corporate, customer, employee, shareholder and vendor information, other than information that is public knowledge or legally mandated, is to be considered confidential, privileged and proprietary to WGL Holdings at all times, both during and following an individual's employment with WGL Holdings. The information may be used only for legitimate WGL

Holdings purposes by authorized WGL Holdings personnel and should be safeguarded at all times. Material, nonpublic information may only be disclosed by the Chairman and Chief Executive Officer, President, Chief Financial Officer, Head of Investor Relations, and such other persons as may be designated by the Disclosure Policy Committee (from time to time). Please reference the WGL Holdings Material Information Disclosure Policy, # 27,000 for a complete discussion of policies relating to this area.

Confidential information may not be used to further any private or non-company interests, or for personal gain or for the benefit of another employer. All requests from the news media regarding WGL Holdings should be referred to Corporate Relations. Upon termination employees shall deliver to WGL Holdings all confidential information that is in their possession.

Data maintained within company computers is a vital resource in the operation of the corporation. All data created, processed or stored on WGL Holdings’ computer systems (including the company’s personal computers) should be treated as confidential and protected from misuse or unauthorized access. The Office of General Counsel should be consulted whenever there are questions about the appropriate handling or communication of WGL Holdings information.

Fair Competition

Antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free marketplace. It is WGL Holdings’ policy that all employees comply with the letter and the spirit of antitrust laws in conducting their duties and business activities. Among other things, price-fixing, bid-rigging, and arrangements with competitors to divide or allocate markets or customers or to exclude others from a market are prohibited. Advice should be sought from the Office of General Counsel whenever a question or doubt arises in this area. WGL Holdings will participate only with trade associations and other business cooperative organizations that comply with antitrust laws.

Insider Trading

Federal and state laws prohibit all employees from buying, selling, or otherwise acquiring or disposing of, company securities while they possess material information about the company that is not publicly available. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. This information is referred to as material non-public information. Material non-public information may include, for example, dividend changes, changes to earnings estimates or guidance, pending or proposed merger or acquisition transactions, significant business developments, expansion or curtailment of operations, sales or purchases of substantial assets, or other activity of significance. Employees who possess material non-public information also must not recommend that others trade in company securities or give material non-public information to family, friends, co-workers whose jobs do not require them to have the information, or anyone outside of the company. In addition, information that will be reported externally may not be provided to selected groups or individuals in advance of public disclosure. The term “company securities” includes WGL Holdings common stock, Washington Gas preferred stock, debt securities or other securities that are issued by the company, as well as derivative securities that are not issued by the company such as options to buy or sell the company’s securities. Mutual funds that are invested in the securities listed above, however, are not considered company securities.

Directors, officers, division heads, and director-level employees (including program directors) and other individuals who may have access to material non-public information, as well as members of the households of such persons and entities that such persons influence or control (collectlvely referred to as “insiders”), should obtain advance clearance in writing from the Office of the General Counsel for any trading in company securities. As a matter of policy, clearance will be given only during "window periods," which open at the opening of business on the second trading day following the release of quarterly or annual earnings and close at the close of business on the 15th calendar day of the last month of a fiscal quarter (that is, March 15, June 15, September 15 and December 15). If such day is not a trading day, the window will close at the close of business on the next trading day. A “trading day” is any day that the New York Stock Exchange is open for trading of listed common shares. Even during open window periods, however, insiders are responsible for determining whether they possess material non-public information before trading in company securities, and any action by the company, the Office of the General Counsel or any other person under this Code of Conduct should not be considered legal advice and will not insulate any person from liability under applicable securities laws.

In the event that the Company determines that it will re-issue earnings or earnings guidance during an open window period, the window will close when that determination becomes known to the insider and will open again at the opening of business on the second trading day following announcement of the new earnings or earnings guidance. Similarly, from time to time, an event may occur or a circumstance may exist during an open window period that is material to the company. In such a situation, insiders who are aware of these events or circumstances, and other employees who are designated by the Office of the General Counsel, may not trade in company securities so long as the event or circumstance remains material and non-public.

Trading may be permitted without regard to the insider trading restrictions discussed above under certain trading plans established in compliance with applicable law. These plans, known as Rule 10b5-1 plans, must be approved in advance by the Office of the General Counsel, and must meet the requirements of Rule 10b5-1.

Directors and officers are required to report their trading promptly to the Securities and Exchange Commission (SEC) under SEC rules. The Office of the General Counsel will assist in the preparation of these reports. Directors and officers should provide information about completed trades to the Office of the General Counsel as soon as possible—preferably the same day, but no later than the next business day—so that the appropriate report can be prepared.

Federal and state securities laws provide for substantial civil and criminal penalties for individuals who trade in securities while aware of material non-public information (or give material non-public information to others who then trade in such securities) and for a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading.

Officers and directors are also prohibited from trading in company stock during a pension “black out” period, which is a period of at least three days during which at least half of WGL Holdings’ individual account plan participants are not permitted to trade WGL Holdings stock within their plans.

Regulatory Compliance

The purchases, sales and other activities engaged in by subsidiaries of WGL Holdings, Inc., Washington Gas and Washington Gas Energy Services (“WGES”), are subject to regulation by various federal agencies, such as the Commodities Futures Trading Commission, the Federal Trade Commission and the Securities Exchange Commission. WGL Holdings, Inc. subsidiaries, Washington Gas and WGES, will conduct business in a manner consistent with all applicable regulatory regulations and requirements. Those subsidiaries also are subject to regulations of the Federal Energy Regulatory Commission (“FERC”) that are designed to maintain energy markets that are transparent and free from manipulation. This includes, but is not limited to, regulations regarding capacity release, buy/sell transactions, and price reporting. When WGL Holdings, Inc. subsidiaries Washington Gas and WGES engage in the purchase and sale of gas or electricity or the reporting of such transactions to publishers of natural gas or other indices, they will conduct such business consistent with applicable FERC regulations and requirements.

Political Activities

It is proper and necessary for WGL Holdings to concern itself with local and national affairs that might directly affect the company’s welfare or that might affect the political and economic system under which the company operates. Management has a responsibility to shareholders, employees and the general public to assist in creating an awareness, understanding and acceptance of the company’s position at all levels of government activity. Therefore, the company will selectively participate in such political activities as may be permitted to business corporations under the laws applicable to the jurisdiction in question.

To the extent permitted by applicable law, the company may make political contributions in state campaigns as well as sponsor political committees to administer and disburse funds contributed by its employees for the purpose of electing candidates favorable to the company’s position.

Contributions to such committees are to be completely voluntary. There is no pressure, direct or implied, that infringes on the right of any employee to decide whether, to whom and in what amount he or she will make a political contribution. Any employee who receives a solicitation to contribute to any such committee may refuse to contribute without any fear of reprisal. No employee shall be favored or disadvantaged on the basis of the amount of any such contribution or his or her decision not to make a contribution.

Accurate Books and Records

All funds, assets, liabilities (actual and contingent) and transactions of WGL Holdings shall be fully and correctly recorded and disclosed. Invoices, orders or authorizations for payment shall correctly describe the goods or services to which they relate and be processed in a timely manner by authorized WGL Holdings personnel. Employee expenditures including travel, entertainment and meals, and time reporting including time worked and time off must be recorded timely and accurately, and authorized as appropriate.

Assistance and Compliance

All employees have the responsibility to resolve Code of Conduct issues promptly as they arise. Ethical questions, concerns or suspected violations should be brought to the attention of your supervisor, the Division Head - Internal Audit or WGL Holdings’ Compliance Officer, or the General Counsel for resolution. All employees have the responsibility to understand and comply with the company's Code of Conduct. The company will investigate all possible violations, with respect for the rights of all parties concerned. The company will not discriminate against employees and will not allow any form of retaliation for reports made in good faith. Violations of the Code of Conduct are grounds for disciplinary action, which may include termination of employment. In the event of criminal activities, the company will go forward with disciplinary or discharge proceedings and will prosecute to the fullest extent of the law.

As required by listing standards of the New York Stock Exchange, any waiver of this Code of Conduct for executive officers or directors of the company may be made only by the board or a board committee of the company.

Anti-Hedging Policy

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities. Such hedging and monetization transactions may permit an employee, executive officer or director of the company to continue to own the securities of the company, but without the full risks and rewards of ownership. When that occurs, the director, executive officer or employee may no longer have the same objectives as the company’s other stockholders. As used in this “anti-hedging policy” section, the terms “employees”, “executive officers” and “directors” mean any employees, executive officers, or members of the board of directors of the company or any of its subsidiaries.

Employees, executive officers and directors may not engage in any hedging or monetization transactions with respect to the company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. The board of directors of the company may determine whether the policy should apply to other individuals, including consultants and contractors to the company or its subsidiaries.

Whistleblower Policy

Directors or employees with a reasonable belief that an employee of the Company, or the Company, has violated this Code of Conduct or engaged in any fraudulent acts or any action that violates any applicable law or regulation, including those concerning accounting and auditing, should immediately report such information to the Compliance Officer or the Internal Auditor. If the employee does not feel comfortable reporting the information to the Compliance Officer or the Internal Auditor, he or she should report the matter on the Company’s toll-free confidential hotline: 1-800-249-5360. All calls received on the hotline are recorded by a third-

party vendor and transcripts of calls are forwarded to the Company for review and/or investigation. No live operator is used by the hotline in receiving calls. Under this Code of
Conduct, it is a disciplinary issue for an employee to know of a Code of Conduct violation and stay silent.

All reports of violations or suspected violations will be reviewed and further investigated, as appropriate. The Company will strive to keep the identity of the complaining individual confidential to the extent possible, consistent with the need to conduct an adequate investigation of matters reported on the hotline.

No person who in good faith reports a violation of any applicable laws, rules, regulations or this Code of Conduct will suffer harassment, retaliation or an adverse employment consequence. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment. This policy is intended to encourage and enable employees and others to raise serious concerns within the Company prior to seeking resolution outside the organization.

Code of Conduct - Adopted by WGL Holdings, Inc. and Washington Gas Boards of Directors - December 2003. Amended and restated: September 2005; September 2008; September 23, 2009; September 26, 2012; September 25, 2013 and March 1, 2016.